AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION  ON OCTOBER 28, 2003
                                                REGISTRATION NO. _______________




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          China World Trade Corporation
                          -----------------------------
             (Exact name of Registrant as specified in its charter)

           Nevada                                             87-0629754
           ------                                             ----------
(State or other jurisdiction of                             (IRS Employer
incorporation or organization)                            Identification No.)

                   4th Floor, Goldlion Digital Network Center
                           138 Tiyu Road East, Tianhe
                                 Guangzhou, PRC
                   ------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)


                   2003 Non-Qualified Stock Compensation Plan
                   ------------------------------------------
                            (Full title of the plan)

                            Gateway Enterprises, Inc.
                        3230 E. Flamingo Road, Suite 156
                              Las Vegas, NV 89121
                              -------------------
                    (Name and address of agent for service)

                                 (702) 990-4000
                                 --------------
          (Telephone number, including area code, of agent for service)







                        CALCULATION OF REGISTRATION FEE


TITLE OF                           PROPOSED       PROPOSED
SECURITIES         AMOUNT OF       MAXIMUM        MAXIMUM       AMOUNT OF
TO BE                SHARES        OFFERING       AGGREGATE     REGISTRATION
REGISTERED      TO BE REGISTERED   PRICE PER      OFFERING      FEE
                                   SHARE          PRICE(1)
----------      ----------------   ---------      ---------     ------------

$.001 par
value
common stock        2,000,000       $.21(1)       $420,000         $33.98

$.001 par
value common
stock underlying
stock options       1,000,000       $.21(2)       $210,000         $16.99


TOTALS              3,000,000       $.21(1)       $630,000         $50.97


(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended. It is calculated on the basis of the book value per share of China WTC's outstanding shares of common stock as of June 30, 2003, which equals $.21 per share. Rule 457(h) calls for this approach inasmuch as there is no market value for the common stock of China WTC. Although it is listed on the OTC Bulletin Board, there have been no trades reported to date.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated upon the basis of the book value per shares of China WTC's outstanding shares of common stock, as mentioned above.






                                   PROSPECTUS

                          China World Trade Corporation

                        3,000,000 Shares Of Common Stock

     This prospectus relates to the offer and sale by China World Trade Corporation, a Nevada corporation ("China WTC"), of shares of its $.001 par value per share common stock to employees, directors, officers, consultants, advisors and other persons associated with China WTC pursuant to the 2003 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan, China WTC is registering hereunder and then issuing, upon receipt of adequate consideration therefore, 3,000,000 shares of common stock.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of China WTC within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. An affiliate is summarily, any director, executive officer or controlling shareholder of China WTC or any one of its subsidiaries. An "affiliate" of China WTC is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The common stock is traded on the OTC Bulletin Board under the symbol "CWTD."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is October 28, 2003


     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by China WTC with the Commission are qualified in their entirety by reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: China World Trade Corporation, 4th Floor, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, PRC. China WTC's telephone number is (011-8620) 3878-0286.

     China WTC is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by China WTC under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by China WTC. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of China WTC since the date hereof.

                                TABLE OF CONTENTS


INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS                          6

Item  1.  The Plan Information                                                6

Item  2.  Registrant Information and Employee Plan Annual Information         7

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                            8

Item  3.  Incorporation of Documents by Reference                             8

Item  4.  Description of Securities                                           8

Item  5.  Interests of Named Experts and Counsel                              8

Item  6.  Indemnification of Officers, Directors, Employees and Agents        9

Item  7.  Exemption from Registration Claimed                                 9

Item  8.  Exhibits                                                            9

Item  9.  Undertakings                                                       10

SIGNATURES                                                                   12

EXHIBIT  INDEX                                                               13






                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)

                                   PROSPECTUS

ITEM  1.  THE PLAN INFORMATION.

THE COMPANY

     China World Trade Corporation has its principal executive offices at 4th Floor, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, PRC. China WTC's telephone number is (011-8620) 3878-0286.

     It is important to note that China WTC's common stock, $.001 par value, has recently been accepted for listing on the Over-the-Counter Bulletin Board, and there have been no reported trades to date. The Company can give no assurances when and if active trading will develop.

PURPOSE

     China WTC will issue common stock to employees, directors, officers, consultants, advisors and other persons associated with China WTC pursuant to the Stock Plan, which has been approved by the Board of Directors of China WTC. The Stock Plan is intended to provide a method whereby China WTC may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in China WTC's business and future prosperity, thereby advancing the interests of China WTC and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

COMMON STOCK

     The Board has authorized the issuance of 3,000,000 shares of the common stock to certain of the above-mentioned persons upon effectiveness of this registration statement.

NO RESTRICTIONS ON TRANSFER

     Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX TREATMENT TO THE RECIPIENTS

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. A recipient, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. Each recipient is urged to consult his tax advisors on this matter.

TAX TREATMENT TO THE COMPANY

     The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by China WTC for federal income tax purposes in the taxable year of China WTC during which the recipient recognizes income.

RESTRICTIONS ON RESALE

     In the event that an affiliate of China WTC acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to China WTC Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. China WTC has agreed that for the purpose of any "profit" computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.


ITEM  2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: China World Trade Corporation, 4th Floor, Goldlion Digital Network Center, 138 Tiyu Road East, Tianhe, Guangzhou, PRC, where its telephone number is (011-8620) 3878-0286.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by China World Trade Corporation, a Nevada corporation (the "Company"), are incorporated herein by reference:

     a. The Company's latest Annual Report on Form 10-KSB for the year ended September 30, 2002, filed with the Securities and Exchange Commission;

     b. The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended September 30, 2002; and

     c. All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM  4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM  5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The financial statements of China WTC are incorporated by reference in this prospectus as of and for the year ended September 30, 2002 and have been audited by Robison, Hill & Co., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

     The Law Offices of Harold H. Martin, P.A. has rendered an opinion on the validity of the securities being registered. Neither Mr. Martin nor The Law Offices of Harold H. Martin, P.A. are an affiliate of China WTC.

ITEM  6.  INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS;
          INSURANCE.

     Under Nevada law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. In addition, a corporation may purchase or maintain insurance on behalf of its directors, officers, employees or agents for any liability incurred by him in such capacity, whether or not the corporation has the authority to indemnify such person. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of directors, officers, employees and agents is attached as Exhibit 99.1.

     Article X of China WTC's By-Laws provides, among other things, that a director, officer, employee or agent of the corporation may be indemnified against liability by reason of the fact that he was a director, officer, employee or agent if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct unlawful.

     The effect of these provisions may be to eliminate the rights of China WTC and its stockholders (through stockholder derivative suits on behalf of China
WTC) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM  7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not  applicable.

ItEM  8.  EXHIBITS.

     (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit  No.    Title
------------    -----

5.1             Legal opinion of the Law Offices of Harold H. Martin, P.A.

10.1            2003 Non-Qualified Stock Compensation Plan

23.1            Consent of the Law Offices of Harold H. Martin, P.A.

23.2            Consent of Robison, Hill & Co., independent public accountants.

99.1 Section 78.7502 of the Nevada Revised Statutes addressing indemnification.


ITEM  9.  UNDERTAKINGS.     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (I) include any prospectus required by Section 10(a)(3) of the Securities Act;

          (II) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

          (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
          Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Richmond, British Columbia on October 28, 2003.


                                       China World Trade Corporation
                                      (Registrant)


                                       /s/John  H.W.  Hui
                                       ------------------
                                       John  H.W.  Hui
                                       Vice  Chairman  and  Director


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



SIGNATURES                          TITLE                         DATE

/s/ William C.H. Tsang      Chairman and Director            October 28, 2003
----------------------
William  C.H.  Tsang


/s/ John H.W. Hui               Vice Chairman,               October 28, 2003
-----------------          Secretary and Director
John H.W. Hui


/s/ Chi Ming Chan                  Director                  October 28, 2003
-----------------
Chi Ming Chan


/s/ Chao Ming Luo                  Director                  October 28, 2003
-----------------
Chao Ming Luo


/s/ Roy C.W. Wu                    Director                  October 28, 2003
---------------
Roy C.W. Wu


/s/ James Mak                      Director                  October 28, 2003
-------------
James Mak




INDEX  TO  EXHIBITS

Exhibit  No.    Title
------------    -----

5.1             Legal opinion of Law Offices of Harold H. Martin, P.A.

10.1            2003 Non-Qualified Stock Compensation Plan

23.1            Consent of Law Offices of Harold H. Martin

23.2            Consent of Robison, Hill & Co.

99.1 Section 78.7502 of the Nevada Revised Statutes addressing indemnification.